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                                                                    EXHIBIT 10.1
                               USA NETWORKS, INC.
                             152 WEST 57(TH) STREET
                            NEW YORK, NEW YORK 10019

                                                               February 25, 2000

MR. THOMAS J. KUHN
325 East 57th Street
New York, New York 10022

Dear Tom:

    This Letter Agreement sets out the agreements and understandings of Thomas
J. Kuhn ("you") and USA Networks, Inc. ("USAi") with regard to your separation from USAi, and (i) confirms that, effective on the Termination Date (as defined herein), you will no longer serve as an officer or director of USAi or any of its subsidiaries or affiliates, (ii) except as otherwise expressly provided herein, terminates, effective upon execution of this Letter Agreement, the Employment Agreement, dated as of February 9, 1998 (the "Employment Agreement"), between you and USAi, and (iii) confirms certain agreements between you and USAi concerning, among other matters:

    (a) your continued role with USAi through the Termination Date;

    (b) the cash payment to you of $800,000, as described below;

    (c) the exercise (and sale of shares incident to such exercise) of your remaining options to purchase (i) 170,000 shares of the Common Stock of USAi (the "Initial Options") granted to you pursuant to Section 3(c) of the Employment Agreement and to the Stock Option Agreement, dated as of February 9, 1998, between USAi and you (the "February Stock Option Agreement," and collectively with Section 3(c) of the Employment Agreement, the "Initial Option Agreements") and (ii) 50,000 shares of the Common Stock of USAi (collectively with the Initial Options, the "Options") granted to you pursuant to the Stock Option Agreement, dated as of December 15, 1998 between USAi and you (the "December Stock Option Agreement," and collectively with the Initial Option Agreements, the "Stock Option Agreements");

    (d) the 7,500 restricted shares of USAi Common Stock (the "Restricted Stock") granted to you pursuant to the Restricted Stock Agreement dated as of December 15, 1998 (the "Restricted Stock Agreement");

    (e) the vesting of the 1,242 shares of USAi stock (the "Bonus Stock") purchased by you pursuant to the election made by you in January 2000 to defer $45,000 of your 1999 bonus pursuant to the USAi Bonus Stock Purchase Program (the "Bonus Stock Program"); and

    (f) the continuation of your health insurance.

In the event of any ambiguity or conflict between the provisions of (x) this Letter Agreement and (y) the Employment Agreement, the Stock Option Agreements, or the Restricted Stock Agreement (such three Agreements, collectively the "Existing Agreements"), as the case may be, the provisions of this Letter Agreement shall control. USAi share amounts used in this Letter Agreement do not give effect to the 2-for-1 stock split paid to USAi stockholders on February 24, 2000. It is hereby agreed that the share amounts and exercise or other share prices of the Options, Restricted Stock and Bonus Stock referred to herein shall be adjusted to give effect to the split.

    1. SERVICES. (a) Your service with USAi will terminate on June 30, 2000 or such earlier date as you and USAi may mutually agree (June 30, 2000 or such earlier agreed date, the "Termination Date"). Your last regular pay period ran through February 11, 2000.

    (b) From the date hereof through the Termination Date, you shall continue to supervise the legal affairs of USAi (continuing to report to the Vice Chairman of USAi) and will assist in the transition to a
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new general counsel; provided, however, that USAi acknowledges and agrees that during this period you will spend a significant percentage of your available time seeking another position.

    (c) USAi shall continue in effect, through the Termination Date, the medical, dental and other health and welfare benefits for you and your family as in effect prior to the date hereof.

    (d) Notwithstanding the termination of your Employment Agreement, USAi's obligations under Section 3(d)(iii) (Reimbursement of Expenses) as it relates to expenses incurred prior to the Termination Date, Section 8 (Successors) and
Section 14 (Indemnification) of the Employment Agreement, and your obligations under Section 5 (Confidentiality and Non-Solicitation of Employees) of the Employment Agreement, survive the Termination Date and are incorporated herein by reference.

    (e) Between the date hereof and the Termination Date, you shall be entitled to take two weeks paid leave: one week to be taken after the birth of your expected child and one week in late May.

    2. CASH PAYMENTS. (a) As promptly as practicable after execution of this Letter Agreement, USAi shall pay to you, by wire transfer to your account, number 967-547-814 at Chase Manhattan Private Bank, 1211 Avenue of the Americas, New York, New York 10036 ("your Chase Account") in immediately available funds, the sum of Two Hundred Thousand Dollars ($200,000), less amounts required to be withheld by USAi under applicable federal, state and local tax laws.

    (b) USAi shall pay to you an additional Six Hundred Thousand Dollars ($600,000) in three equal installments of Two Hundred Thousand Dollars ($200,000) each, on each of (1) March 31, 2000; (2) April 28, 2000 and
(3) May 31, 2000, in each case, by wire transfer to your Chase Account, in immediately available funds, less amounts required to be withheld by USAi under applicable federal, state and local tax laws.

    3. OPTIONS. (a) On the date of this Letter Agreement, all Options under the Initial Option Agreements shall immediately vest and will be exercisable by you, in whole or any part, at any time prior to the first anniversary of the Termination Date.

    (b) On the date of this Letter Agreement, all Options under the December Option Agreements shall immediately vest and will be exercisable by you, in whole or any part, at any time prior to the 90(th) day following the Termination Date.

    (c) So long as any of your Options are exercisable, USAi shall make available to you the option exercise and share sale procedures generally made available to senior executives of USAi (currently including the broker loan/cashless exercise procedures available through Salomon Smith Barney). It is also hereby acknowledged and agreed that withholding for federal, state and local tax obligations arising in connection with your exercise of such Options shall be handled in the same manner as it is handled for other senior executives of USAi.

    4. RESTRICTED STOCK. On the date of this Letter Agreement, the Restricted Stock shall immediately vest. USAi shall pay all required federal, state and local tax withholding related to the vesting of the Restricted Stock. You shall, as promptly as practicable after the date hereof, but in any event within 10 days following the date of this Letter Agreement, surrender to USAi the original legended certificate representing the 7,500 shares of Restricted Stock. USAi shall, as promptly as practicable after its receipt of such certificate, but in any event within 10 days after your surrender of such certificate, redeliver to you an unlegended share certificate (freely tradeable) representing that number of shares of USAi Common Stock as shall be equal to the number of shares of Restricted Stock less such number of shares as have a value equal to the amount withheld by USAi under the second sentence of this paragraph 4. The stock price used to calculate the number of shares to be withheld shall be the closing price of USAi Common Stock on the date of this Letter Agreement.

    5. BONUS STOCK. On the Termination Date, the Bonus Stock shall immediately vest. USAi shall pay all required federal, state and local tax withholding related to the vesting of the Bonus Stock. USAi shall, as promptly as practicable after, but in any event within 10 days following, the Termination Date deliver to you an unlegended share certificate (freely tradeable) representing that number of shares of USAi Common Stock as shall be equal to the number of shares of Bonus Stock less such number of shares as
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have a value equal to the amount withheld by USAi under the second sentence of this paragraph 5. The stock price used to calculate the number of shares to be withheld shall be the closing price of USAi Common Stock on the Termination Date.

    6.  POST-TERMINATION DATE MATTERS.

    (a) LIMITATION ON SALES OF USA SHARES. With respect to the shares of USAi Common Stock owned by you on the date hereof (including the Restricted Shares and the Bonus Shares), and any shares acquired by you pursuant to any Options, you agree that you shall not sell in the public market on any one trading day more than 50,000 of such shares. Subject to compliance with law, you shall not from and after the date of this Letter Agreement be subject to USAi "window" period or similar restrictions or policies regarding option exercises and/or the sale of USAi Common Stock.

    (b) HEALTH COVERAGE. Following the Termination Date, you shall make a COBRA election with respect to the continuation of health-related benefits for you and your family. The cost of such benefits (currently $1,292 per month) through February 2002 (the remainder of the otherwise applicable term of the Employment Agreement) shall be borne by USAi; provided that USAi's obligation to continue to bear the cost of such coverage shall cease when you obtain equivalent coverage from a subsequent employer. Thereafter, you shall be permitted to continue your health coverage at the then applicable COBRA rates (and at your sole expense) for an additional period of 17 months, through June 2003.

    (c) 401(K) PLAN. With respect to your payout/rollover options under the USAi Retirement Savings Plan (401(k)), you shall in accordance with the applicable provisions of such plan advise USAi of your directions with respect to your account balances, and USAi shall comply therewith.

    7. RELEASES. (a) For and in consideration of the payments and promises made by USAi herein and other good and valuable consideration, and recognizing that you are receiving certain benefits hereunder in excess of those provided under your Employment Agreement, you hereby waive, release and forever discharge USAi and its affiliates, and each of USAi's affiliates', divisions, branches, predecessors, successors, as signs, directors, officers, employees, agents, partners, members, stockholders, representatives and attorneys, in their individual and representative capacities (collectively, the "Releasees") of and from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity, whether known or unknown, suspected or unsuspected, of every kind and nature whatsoever, which may now exist or which may later arise (collectively, "Claims"), including without limitation under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section2000 ET SEQ.; the Fair Labor Standards Act, as amended, 29 U.S.C. Section201 ET SEQ.: the Age Discrimination in Employment Act, 29 U.S.C. Section621 ET SEQ. (the "ADEA"); the Americans With Disabilities Act, 42 U.S.C. Section1001 ET SEQ. and Section12,112 ET SEQ.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section1001 ET SEQ.; the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section1981 ET SEQ.; and all other federal, state and local laws, statutes, rules or regulations of any type or description, including, without limitation, contract law, tort law, civil rights laws, express or implied covenants of good faith or fair dealing, and otherwise, regarding employment discrimination or the employment of labor, or otherwise, which you or your heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have against the Releasees or any of them for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Letter Agreement, except for Claims arising under or in connection with this Letter Agreement. Without limiting the generality of the foregoing, except as expressly referred to or set forth in this Letter Agreement, you expressly waive any right or claim for reinstatement of employment, backpay, interest, bonuses, damages, accidental death and dismemberment coverage, long term disability coverage, stock or other interests in USAi or any affiliate, life insurance benefits, severance pay and/or attorneys' fees or costs with respect to or derivative of such employment with USAi, or any predecessors or successors thereof, or the termination thereof.

    (b) For and in consideration of the promises made by you herein and other good and valuable consideration, the Releasees and each of them hereby waive, release and forever discharge you and your heirs, successors and assigns, partners, representatives and attorneys, of and from all Claims, including,
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without limitation, under all federal, state and local laws, statutes, rules or regulations of any type or description, including, without limitation, contract law, tort law, civil rights laws, express or implied covenants of good faith or fair dealing, and otherwise, regarding employment discrimination or the employment of labor, or otherwise, which the Releasees or any of them ever had, now have or hereafter can, shall or may have against you and your heirs, successors and assigns, partners, representatives and attorneys, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement, except for Claims arising under or in connection with this Letter Agreement.

    (c) Notwithstanding anything to the contrary set forth in this paragraph 7, neither you nor USAi release, waive or discharge the other from (i) any claims to seek to enforce this Letter Agreement or any provision hereof, including without limitation, the obligations of USAi or you, as the case may be, under the continuing provisions of the Employment Agreement specified in paragraph 1(d) of this Letter Agreement, or (ii) any claims for indemnification or contribution with respect to any liability or expense (A) incurred by you as a director or officer of USAi (or any affiliate thereof) or (B) of USAi as a result of any willful misconduct or material breach of fiduciary duties by you.

    (d) For the purpose of implementing a full and complete release and discharge of the Releasees and you, your heirs, successors and assigns, partners, representatives and attorneys each party expressly acknowledges that the mutual releases set out in this Letter Agreement are intended to include in their effect, without limitation, all claims or other matters described in this paragraph 7 that such party does not know or suspect to exist in its favor at the time of execution hereof, and that the mutual releases set out in this Letter Agreement contemplate the extinguishment of any and all such claims or other such matters.

    (e) On the Termination Date, the parties shall each execute and deliver to the other a release, in the form of the release contained in this paragraph 7, which shall release all Claims through the date of the Termination Date.

    8. GOVERNING LAW; DISPUTES. This Letter Agreement and all matters or issues related hereto shall be governed by the laws of the State of New York applicable to contracts entered into and to be wholly performed therein, without reference to conflicts of laws principles. Whenever possible, each provision of this Letter Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Letter Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Letter Agreement. USAi hereby consents to, and you hereby submit your person to, the jurisdiction of the state courts of the State of New York sitting in New York County and the United States District Court for the Southern District of New York, for the purposes of the enforcement of this Letter Agreement. All disputes under this Letter Agreement will be determined in the Federal or State courts within the State of New York sitting in New York County.

    9. INDEPENDENT OBLIGATIONS. The parties expressly understand and agree that the obligations of USAi under paragraphs 1 through 6, inclusive, of this Letter Agreement are independent of, and not contingent upon, your performance of your obligations under paragraph 1(b) hereof. Moreover, the parties hereto confirm and agree that, notwithstanding any provision in this Letter Agreement, or in any of the Existing Agreements, to the contrary, (i) your termination of employment for any reason after the date hereof is hereby deemed for all purposes to be a termination by USAi other than for cause (as term "cause" is defined and/or used in the Employment Agreement, the other Existing Agreements, or otherwise) and (ii) you shall not, for purposes of the Stock Option Agreements and the other Existing Agreements, at any time be deemed to have terminated your employment with USAi in violation of the Employment Agreement or any of the other Existing Agreements; provided that nothing herein shall relieve you of liability for any willful misconduct or material breach of fiduciary duties by you. As of date hereof, USAi is not aware of any willful misconduct, material breach of fiduciary duties or willful and gross neglect of material duties on your part in the past.

    10. REPRESENTATIONS AND WARRANTIES. USAi hereby represents and warrants to you that its execution, delivery and performance of this Letter Agreement has been duly authorized by all necessary actions and approvals, including without limitation any action or approval by the Compensation Committee of the
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Board of Directors of USAi, and constitutes the valid and binding obligation of
USAi, enforceable in accordance with its terms.

    11.  MISCELLANEOUS.

    (a) USAi shall provide you with the opportunity to review and comment on any press release or statement that refers to you or to your successor. You and USAi each hereby agrees that if any inquiry as to your employment with USAi, or the termination thereof, is received, each party shall state that you left the employ of USAi on the best of terms, you are assisting in the transition to the new general counsel, and that your reasons for leaving were to pursue entrepreneurial opportunities. You and USAi each hereby agrees not to disparage the other. USAi shall provide strong, positive referrals at your request in connection with your potential subsequent employment.

    (b) Upon reasonable request by USAi, you shall cooperate with the prosecution or defense of any litigation or other matters with respect to which you have personal knowledge, involving USAi or its affiliates, including by way of making yourself available for interviews by company counsel, and as a witness, at deposition or trial. USAi hereby agrees and confirms that with respect to any and all matters arising out of or in connection with your employment by or service to USAi that you shall be entitled to receive the benefits of all indemnification provisions contained in the charter or by-laws of USAi, to the fullest extent permitted by applicable law at the time of the assertion of any claim or liability against you. Without limiting the foregoing, USAi shall pay promptly as incurred, to the fullest extent permitted by applicable law, all legal fees and expenses incurred by you in connection with the defense of any claim covered by such indemnity (including without limitation any claim brought in the right of USAi or any subsidiary or affiliate) in advance of its final disposition, upon receipt of an undertaking by you to repay all amounts advanced if it should ultimately be determined that you are not entitled to be indemnified. In addition, you shall be entitled to reimbursement of any expenses reasonably incurred by you in connection with any assistance you may provide at USAi's request in connection with litigation or other matters with respect to which you have personal knowledge involving USAi or its affiliates.

    (c) You are under no obligation to mitigate any payment to be made to you hereunder, nor shall the amount of any payment called for hereunder be reduced (except as otherwise provided in the proviso in paragraph 6(b) hereof) by any compensation or benefits hereafter earned by you.

    (d) This Letter Agreement is personal in its nature and neither party shall, without the prior written consent of the other, assign or transfer this Letter Agreement or any rights or obligations hereunder; provided, however, the provisions hereof shall inure to the benefit of, and be binding upon, (i) each successor of USAi or any of its affiliates, whether by merger, consolidation, transfer of all or substantially all of its assets or similar transaction, and
(ii) your heirs, legatees, executors, administrators and legal representatives.

    (e) This Letter Agreement, together with the Stock Option Agreements and the Restricted Stock Agreement (as the same are modified hereby), contain the entire understanding of the parties hereto relating to the subject matter herein contained and supersede all prior agreements or understandings between the parties hereto with respect thereto, including, without limitation, the Employment Agreement (excluding the Sections thereof incorporated by reference into this Letter Agreement, as set out in paragraph 1(c) hereof), and can be changed only by a writing signed by both parties hereto. No waiver shall be effective against a party unless in writing and signed by the party against whom such waiver shall be enforced.

    (f) All notices and other communications hereunder shall be deemed to be sufficient if in writing and delivered in person or by a nationally recognized courier service or duly sent by facsimile with receipt acknowledged and with a copy sent overnight delivery with a nationally recognized courier service, addressed, if to you, to the address set forth above; Facsimile No.:
(212) 751-3418, and if to USAi, USA Networks, Inc., 152 West 57(th) Street; New York, NY 10019; Facsimile No.: (212) 314-7329; Attention: General Counsel, or such other address as you or USAi may have furnished to the other in writing. Each notice delivered in person or by overnight courier shall be deemed given when delivered or when delivery is attempted and refused. Each notice delivered by facsimile transmission, shall be deemed delivered on the date on which the sender receives confirmation that such was received by the addressee.

    (g) This Letter Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

    (h)  You acknowledge and agree that, in deciding to execute this Letter
Agreement, you have relied entirely upon your own judgment, that you have read this Letter Agreement and have had adequate time to consider its terms and effects and to ask any question that you may have of anyone, including your legal counsel, Kramer Levin Naftalis & Frankel LLP, and that you have executed this Letter Agreement voluntarily and with full understanding of its terms and effects on you, and that no fact, evidence, event or transaction currently unknown to you but which may later become known to you will affect in any way or manner the final and unconditional nature of this Letter Agreement. You further acknowledge that (a) you were advised to consult with an attorney before you executed this Letter Agreement; (b) you were afforded sufficient opportunity to and did consult with an attorney; (c) you had 21 days from your receipt of this Letter Agreement to consider this Letter Agreement before executing and delivering this Letter Agreement; and (d) you may revoke your release of any Claims under the ADEA set forth in paragraph 7 by delivering written notice to USAi within a period of seven days following the day on which you execute this Letter Agreement (the "Revocation Period"), and your release of any Claims under the ADEA set forth in paragraph 7 shall not become effective or enforceable until after the Revocation Period has expired. For this revocation to be effective, written notice from you must be received by USAi at the address set forth and as provided in paragraph 10(f) no later than the close of business on the seventh day after you sign this Letter Agreement. If you revoke your release of any claims under the ADEA set forth in paragraph 7, such release will be of no force or effect.

    BY SIGNING THIS LETTER AGREEMENT, YOU STATE THAT:

    (a)  YOU HAVE READ THIS LETTER AGREEMENT AND HAVE HAD SUFFICIENT TIME TO
CONSIDER ITS TERMS;

    (b)  YOU UNDERSTAND ALL OF THE TERMS AND CONDITIONS OF THIS LETTER AGREEMENT
AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS;

    (c)  YOU AGREE WITH EVERYTHING IN THIS LETTER AGREEMENT;

    (d)  YOU ARE AWARE OF YOUR RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING
THIS LETTER AGREEMENT AND HAVE BEEN ADVISED OF SUCH RIGHT;

    (e)  YOU HAVE SIGNED THIS LETTER AGREEMENT KNOWINGLY AND VOLUNTARILY; AND

    (f)  THIS LETTER AGREEMENT INCLUDES A RELEASE BY YOU OF ALL KNOWN AND
UNKNOWN CLAIMS, EXCEPT AS OTHERWISE PROVIDED HEREIN.
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    If the foregoing correctly sets forth our understanding, please sign one copy of this Letter Agreement and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us.

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
                                                       Sincerely,

                                                       USA NETWORKS, INC.

                                                       By:              /s/ VICTOR KAUFMAN
                                                            -----------------------------------------
                                                            Name: Victor Kaufman
                                                            Title:  VICE CHAIRMAN

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
ACCEPTED AND
AGREED TO:

                 /s/ THOMAS J. KUHN
     -------------------------------------------
                   Thomas J. Kuhn
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